Exhibit 10.15

EXECUTION COPY

SALE RIGHT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 18th day of June 2004 by and among Colony Resorts LVH Acquisitions, LLC, a Nevada limited liability company (“Acquisition LLC”), Colony Resorts LVH Voteco, LLC, a Delaware limited liability company, Colony Resorts LVH Coinvestment Voteco, LLC, a Delaware limited liability company, Colony Resorts LVH Co-Investment Partners, L.P., a Delaware limited partnership (the “Partnership”) and Colony Resorts LVH Holdings, LLC, a Delaware limited liability company (“Holdings”).

RECITALS

WHEREAS, the parties hereto entered into that certain Amended and Restated Limited Liability Company Agreement of Acquisitions, LLC, dated as of June 18, 2004;

WHEREAS, pursuant to the terms of the partnership agreement of the Partnership (the “Partnership Agreement”) a copy of which is attached hereto as Exhibit A, the Partnership has agreed to enter into an agreement with Acquisition LLC pursuant to which Acquisition LLC will agree to either purchase certain Class B Units from the Partnership or to seek to sell Acquisition LLC in its entirety; and

WHEREAS, Acquisition LLC desires to enter into this Agreement in connection with the foregoing.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms used in this Agreement will have the meanings set forth below:

“Acquisitions LLC” shall have the meaning set forth in the preamble.

“Agreement” shall have the meaning set forth in the preamble.

“Blackout Period” shall have the meaning set forth in Section 2.05(A).

“Business Day” means any day on which banks located in both of Los Angeles, California and New York, New York are not required or authorized to close.

“Class A Units” means the Class A voting membership units in Acquisition LLC.

“Class B Units” means the Class B non-voting membership units in Acquisition LLC.

“Company Sale” shall have the meaning set forth in Section 2.02.

“Company Value” shall mean the value of Acquisition LLC, determined based upon the Whitehall Purchase Price and extrapolating such Whitehall Purchase Price to Acquisition LLC, based on

Whitehall’s pro-rata share of total funded equity, plus the addition of the outstanding indebtedness of Acquisition LLC at such time.

“Deposit” shall have the meaning set forth in Section 2.04.

“Determination Notice” shall have the meaning set forth in Section 2.02.

“Determination Period” shall have the meaning set forth in Section 2.02.

“Goldman” shall mean Goldman Sachs & Co.

“Goldman Period” shall have the meaning set forth in Section 2.05(A).

“Holdings” shall have the meaning set forth in the preamble.

“Nevada Gaming Authorities” means the State Gaming Control Board, the Nevada Gaming Commission and other relevant gaming regulatory bodies.

“Partnership” shall have the meaning set forth in the preamble.

“Partnership Agreement” shall have the meaning set forth in the Recitals.

“Partnership Sale” shall have the meaning set forth in Section 2.01(B).

“Partnership Sale Notice” shall have the meaning set forth in Section 2.01(B).

“Qualified Sale” shall have the meaning set forth in Section 2.05(A).

“Sale Notice” shall have the meaning set forth in Section 2.01(B).

“Sale Right” shall have the meaning set forth in Section 2.01(A).

“6th Year Sale Right” shall have the meaning set forth in Section 2.05(C).

“Whitehall” means Whitehall Street Global Real Estate Limited Partnership 2001, Whitehall Parallel Global Real Estate Limited Partnership 2001, and Whitehall Street Global Employee Fund 2001, L.P.

“Whitehall Closing Date” shall have the meaning set forth in Section 2.04.

“Whitehall Interest” shall have the meaning set forth in Section 2.01(A).

“Whitehall Managers” means the managers of Whitehall, if any, who have obtained all of the consents and licenses required by the Nevada Gaming Authorities to purchase the Class A Units.

“Whitehall Purchase Price” shall have the meaning set forth in Section 2.01(A).

“Whitehall Units” shall have the meaning set forth in Section 2.01(B).

“Whitehall Units Purchase” shall have the meaning set forth in Section 2.02.

ARTICLE II

SALE RIGHT

2.01. Sale Offer.

(A) Pursuant to the Partnership Agreement, commencing on the fourth (4th) anniversary of the date of the Purchase Agreement, Whitehall shall have the right one or more times (the “Sale Right”) to request that the Partnership purchase all, but not less than all, of the Whitehall Interest. To exercise the Sale Right, Whitehall shall give notice of exercise (a “Sale Notice”) to the Partnership, which notice shall contain (i) the purchase price for Whitehall’s interest in the Partnership (the “Whitehall Interest”), as determined by Whitehall (the “Whitehall Purchase Price”); and (ii) the irrevocable offer of Whitehall to sell the Whitehall Interest at the Whitehall Purchase Price.

(B) Within two (2) Business Days of receipt by the Partnership of the Sale Notice, the Partnership must send a notice to Acquisition LLC (the “Partnership Sale Notice”) requesting that Acquisition LLC purchase from the Partnership that portion of the Class B Units held by the Partnership in Acquisition LLC which corresponds to Whitehall Interest (the “Whitehall Units”) at the Whitehall Purchase Price (the “Partnership Sale”).

2.02. Determination Period. Upon receipt of the Partnership Sale Notice, Acquisition LLC must, within forty-five (45) days (the “Determination Period”) of receipt of the Partnership Sale Notice, send a notification (a “Determination Notice”) to Whitehall, electing to either (i) purchase the Whitehall Units at the Whitehall Purchase Price (a “Whitehall Units Purchase”) or (ii) sell Acquisition LLC in its entirety (a “Company Sale”).

2.03. Capital. The parties hereto agree that Acquisition LLC shall be permitted to raise any capital necessary to acquire the Whitehall Units provided, however, that such capital raising efforts shall not delay or extend the timing of the closing of the purchase of the Whitehall Units except as provided in this Article II.

2.04. Acquisition of Whitehall Units. If Acquisition LLC elects a Whitehall Units Purchase, within five (5) Business Days after receipt of the Determination Notice by Whitehall, Acquisition LLC must deposit with Whitehall a deposit by certified or cashier’s check or wire transfer of immediately available federal funds in an amount equal to 10% of the Whitehall Purchase Price (together with interest thereon, the “Deposit”) and shall send a notice setting a closing date for such transaction, which closing date shall not be more than sixty (60) days thereafter. The Deposit shall be non-refundable to Acquisition LLC in the event of a failure by Acquisition LLC to consummate the purchase of the Whitehall Units on the closing date (other than by reason of a default by Whitehall), in which case Whitehall may terminate (or cause the termination of) the contract created by the Sale Notice and the Determination Notice and, as Whitehall’s sole and exclusive remedy, Whitehall shall retain the Deposit as liquidated damages for the benefit and account of Whitehall only. The parties agree that damages to Whitehall will be difficult and impracticable to ascertain in connection with a default by Acquisition LLC and the retention of the Deposit by Whitehall is a reasonable estimate of such damages from such default and shall not be considered a penalty. If the sale of the Whitehall Units fails to occur on the relevant closing date by reason of a default by Whitehall (other than as a result of any act or omission by Acquisition LLC or any of its members), then, at the election of Acquisition LLC, (x) the contract created by the Sale Notice and the Determination Notice shall be terminated and the Deposit shall be refunded to Acquisition LLC, and Acquisition LLC shall be reimbursed by Whitehall for its reasonable and documented out-of-pocket expenses incurred in investigating the acquisition of the Whitehall Units and preparing for closing such acquisition; or (y) Acquisition LLC may seek specific performance of such contract, but Acquisition LLC shall have no other rights or remedies by reason of such breach (except for its right to collect reasonable attorneys’ fees). If the closing of the sale of the Whitehall Units to Acquisition LLC occurs (the “Whitehall Closing Date”), then the Deposit shall be applied towards the Whitehall Purchase Price. Whitehall shall execute such instruments of transfer as are customarily executed and reasonably requested to evidence and consummate the transfer of the Whitehall Units to Acquisition LLC; provided, however, that such documents shall indicate that the sale of the Whitehall Units is on an “As-Is” basis with no representations, warranties or indemnities whatsoever, other than representations to the effect that Whitehall is duly organized and existing, that it is authorized and empowered to effect the sale, and, a representation that the Whitehall Units are being transferred free from any liens and encumbrances and the Partnership shall deliver to Whitehall the Whitehall Purchase Price in immediately available funds.

2.05. Qualified Sale and 6th Anniversary Sale.

(A) If Acquisition LLC elects not to purchase the Whitehall Units, Acquisition LLC must appoint Goldman as its sole and exclusive agent (with an exclusive right to sell) to seek to execute an agreement to sell Acquisition LLC as an entirety (whether by merger, consolidation, sale of all or substantially all of its assets, sale of all or substantially all of the outstanding equity interests or any other business combination) to an independent third-party unaffiliated with Whitehall or Goldman no later than twelve (12) months after the date of such appointment (the “Goldman Period”) for an amount not less than the Company Value and on other terms which are customary for comparable transactions (a “Qualified Sale”). Acquisition LLC agrees that Whitehall shall have the full right, power and authority to cause Acquisition LLC to enter into a Qualified Sale during the Goldman Period. At the expiration of the Goldman Period, a twelve (12) month period will commence, during which no Sale Right and no 6th Year Sale Right (as such term is defined below) shall be exercised (the “Blackout Period”).

(B) In consummating a Qualified Sale, the best offer shall be selected, taking into account the amount and form of consideration, the qualifications of the prospective purchaser, the likelihood of the consummation of such Qualified Sale and the other terms and conditions related thereto, provided however, that the Company Sale price shall not be less than the Company Value. The Partnership and Acquisition LLC are authorized to take all actions necessary to effect a Qualified Sale.

(C) If, on the later of (i) the sixth (6th) anniversary of the date hereof, or (ii) the expiration of the Blackout Period, Acquisition LLC has not been sold pursuant to the Sale Right or otherwise, Acquisition LLC shall appoint Goldman as its sole agent, to seek to consummate a transaction in which Acquisition LLC is sold as an entirety at the best price and on other terms which are customary for comparable transactions, unless Whitehall and the Partnership both agree not to sell Acquisition LLC or to postpone such sale (the “6th Year Sale Right”).

2.06. Expenses. Each party shall bear its own legal fees and expenses and Acquisition LLC (in the case of a sale to Acquisition LLC of the Whitehall Units) shall indemnify Whitehall against claims for brokers’ fees and commissions. Acquisition LLC or the relevant related entity (as applicable) shall pay all costs of marketing Acquisition LLC, any legal fees incurred as seller and any brokerage fee payable to Goldman.

ARTICLE III

MISCELLANEOUS

3.01. Further Assurances. At any time and from time to time after the date hereof and without further consideration, each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other parties hereto may reasonably require from time to time for the purpose of giving full effect to this Agreement.

3.02. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

3.03. Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

3.04. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No party hereto may assign the benefit of this Agreement to any third party without the consent of the other parties hereto.

3.05. Binding Agreement. This Agreement and all terms, provisions and conditions hereof shall be binding upon the parties hereto, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, to their respective heirs, executors, personal representatives, successors and lawful assigns.

3.06. Entire Agreement. This Agreement contains the entire understanding among the parties hereto and supersedes all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein.

3.07. No Third Party Rights. This Agreement is intended solely for the benefit of the parties hereto and, except as expressly provided to the contrary in this Agreement, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

3.08. Headings. All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.

3.09. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require.

3.10. Notices. Any notice to be sent under this Agreement shall be sent to the addressees set forth above.

3.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

COLONY RESORTS LVH ACQUISITIONS, LLC, a Nevada limited liability company

By:	/s/ Rodolfo Prieto
Name: Rodolfo Prieto
Title: Chief Executive Officer and General Manager

COLONY RESORTS LVH VOTECO, LLC, a Delaware limited liability company

By:	/s/ Thomas J. Barrack, Jr.
Name: Thomas J. Barrack, Jr.
Title: Sole Member

COLONY RESORTS LVH COINVESTMENT VOTECO, LLC, a Delaware limited liability company

By:	/s/ Thomas J. Barrack, Jr.
Name: Nicholas L. Ribis
Title: Member

COLONY RESORTS LVH CO-INVESTMENT, PARTNERS, L.P. a Delaware limited partnership

By: Colony Resorts LVH Co-Investment Genpar, LLC, its General Partner

By:	/s/ Thomas J. Barrack, Jr.
Name: Thomas J. Barrack, Jr.
Title: Sole Member

COLONY RESORTS LVH HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Thomas J. Barrack, Jr.
Name: Thomas J. Barrack, Jr.
Title: President